Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

Between DSP Group, Inc. (“Parent”), DSP Group, Ltd. (the “Company”) and Dror Levy (the “Executive”). Effective date of this amendment is October 31, 2013.

Executive entered into an employment agreement with the Company, effective June 9, 2002, which agreement was amended on January 31, 2011, May 16, 2011, November 5, 2012 and March 5, 2013 (the employment agreement and the amendments thereto hereinafter collectively referred to as the “Employment Agreement”). The Employment Agreement is hereby further amended as follows:

1. Sections 1h of the Employment Agreement is amended to add the following sentence:

If Mr. Levy’s employment is terminated by the Company without Cause or by Mr. Levy for Good Reason or pursuant to Section 3a of the Employment Agreement, Mr. Levy shall be paid a pro-rata portion of any performance-based bonus for the year in which his full-time employment is terminated. If his bonus plan for that year includes a formula-based element, the formula-based portion of his bonus shall be determined by (a) comparing the Company’s results of operations during the portion of the year ending at the end of the quarter immediately preceding his termination to the budget for the same period to determine his OI Score and (b) multiplying the resulting OI Score by the portion of his Annual Salary payable for period preceding the date of his termination. However, if termination occurs during the first quarter of a year, the formula-based portion of his bonus shall be equal to the formula-based portion of his bonus for the preceding year, multiplied by the portion of his Annual Salary payable for the portion of the current year that precedes his termination. If his bonus plan for that year includes a discretionary element, the discretionary portion of the bonus shall equal 2/3rds of the performance based portion of his bonus, provided that if there is no performance based element, his discretionary bonus shall be the maximum discretionary bonus for the year multiplied by a fraction equal to the portion of the year preceding his termination.

2. The definition of “Good Reason” in Section 12 of the Employment Agreement is amended to replace clauses (A), (B), (C) and (D) thereof with (A) a material reduction in the Executive’s title, authority, status, or responsibility; (B) a material reduction in the Executive’s compensation terms, without limitation, Salary or a material reduction in the Executive’s coverage under the Company’s Directors and Officers Liability Insurance that is not applicable to directors and officers generally , (C) a relocation of the Executive’s principal place of employment by more than twenty-five miles, or (D) a material breach of the Employment Agreement by the Company or any successor or assignee of the Company.”

3. This amendment to the Employment Agreement shall be binding upon Parent, the Company and their successors and assigns, if any.

4. All terms and conditions of the Employment Agreement, other than amended hereby, shall remain in full force and effect.

DSP GROUP, INC.		EXECUTIVE

By	/s/ Reuven Regev	By	/s/ Dror Levy
Reuven Regev, Chairman of the		Dror Levy
DSP Group, Inc. Compensation
Committee

DSP GROUP LTD.

By	/s/ Ofer Elyakim
Ofer Elyakim, Chief Executive Officer

[Signature Page to Amendment to Levy Employment Agreement]